As filed with the Securities and Exchange Commission on March 11, 2009	Registration No. 333-142921

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STIRLING ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6770	20-8121663
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1277 Bayshore Boulevard
Dunedin, Florida 34698
(727) 683-9573
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Mark R. Dolan, Esq.
1277 Bayshore Boulevard
Dunedin, Florida 34698
 (727) 683-9573
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

WITH COPIES TO:

John L. Petersen, Esq.	Quentin Faust, Esq.
Fefer Petersen & Cie.	Andrews Kurth LLP
Château de Barberêche	1717 Main Street, Suite 3700
Switzerland 1783 Barberêche	Dallas, Texas 75201-4605
41-26-684-0500	(214) 659-4589
Voicemail and Facsimile: (281) 596-4545	Facsimile (214) 659-4828
jlp@ipo-law.com	quentinfaust@andrewskurth.com

Date of commencement of sale to the public:  October 5, 2007.

Stirling Acquisition Corporation

DEREGISTRATION OF SECURITIES AND
WITHDRAWAL OF REGISTRATION STATEMENT

Stirling Acquisition Corporation, a Delaware corporation (“Stirling” or the “Company”), filed a Registration Statement on Form S-1 (File No. 333-142921) with the Securities and Exchange Commission on May 14, 2007 registering 14,500,000 shares of the Company’s common stock (the “Registration Statement”). The Registration Statement was declared effective by order of the Commission on October 5, 2007.

The officers and directors of Stirling then commenced a gift share distribution of the Company’s common stock pursuant to Securities and Exchange Commission Rule 419 and the plan of distribution disclosed in the prospectus. The officers and directors of Stirling agreed to give a total of 245,500 shares of the Company’s common stock (the “Gift Shares”) to 491 individuals selected by them but did not complete the Gift Share distribution because of concerns over unfavorable economic and market conditions. Each prospective donee agreed that his receipt of Gift Shares would be subject to the requirements of Rule 419. The officers and directors of Stirling did not receive money, property or other consideration from any donee. Since the planned distribution of 250,000 gift shares was not completed, no certificates for the shares were ever printed or deposited in escrow.

Stirling is a "blank check" company that was organized for the express purpose of creating a “public shell” and using its registered securities as the principal consideration for a business combination with an unidentified private company that wanted to become publicly held. Stirling did not engage in any business activities that generated operating revenue or cash flow after the commencement of the gift share distribution.

After evaluating a number of potential targets, the board of directors of Stirling has determined that the Company will be unable to negotiate a business combination, file a post-effective amendment to its Registration Statement, conduct a reconfirmation offering to its stockholders or close a business combination within 18 months from the effective date of its Registration Statement. Therefore, on March 11, 2009, the board of directors of Stirling decided to terminate the offering of all 14,500,000 shares of common stock registered under the Registration Statement and file this Post-Effective Amendment No. 2 to the Registration Statement to deregister all 14,500,000 shares of common stock originally registered by the Registration Statement that remain unsold.  As required by Rule 419(e)(2)(iv), Stirling will send a copy of this Post-Effective Amendment No. 2 to each person that had any interest in its securities for the purpose of giving such persons notice that the distribution described in its Registration Statement was not successfully completed and the underlying securities have been withdrawn from registration.

Stirling hereby files this Post-Effective Amendment No. 2 to confirm that no person has transferred valuable consideration to Stirling or any of its affiliates in connection with the Gift Share distribution; to remove from registration all of the shares of Common Stock that were included in its Registration Statement; and to confirm its withdrawal of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned; thereunto duly authorized, in the City of Dunedin, State of Florida, on the 11th day of March 2009.

Stirling Acquisition Corporation

/s/
Mark R. Dolan, President and Director

/s/
Rachel A. Fefer, Secretary/Treasurer and Director

/s/
John L. Petersen, General Counsel and Director